Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement 333-278477 on Form N-2 of our report dated March 13, 2025, relating to the consolidated financial statements of Apollo Debt Solutions BDC and subsidiaries (the "Company") appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, and to the references to us under the headings "Financial Highlights", “Senior Securities” and "Independent Registered Public Accounting Firm" in the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 16, 2025